Exhibit 99.1
FOR IMMEDIATE RELEASE
Contacts:
Liz Sharp, VP Investor Relations
Smith & Wesson Holding Corp.
(413) 747-3304
lsharp@smith-wesson.com
William F. Spengler, EVP, Chief Financial Officer
Smith & Wesson Holding Corp.
(413) 747-3304
Smith & Wesson Holding Corporation Reports
Fourth Quarter and Full Fiscal 2009 Financial Results
Fourth Quarter Sales of $99.5 Million (+20%)
Fourth Quarter Net Income of $7.4 Million (+125%)
Fourth Quarter Fully Diluted EPS of $0.14 (+75%)
Record Annual Sales of $335.0 Million (+13%)
Firearms Backlog Grows to $268 Million
SPRINGFIELD, Mass., June 22, 2009 — Smith & Wesson Holding Corporation (NASDAQ: SWHC), parent company of Smith & Wesson Corp., the legendary 157-year old company in the global business of safety, security, protection and sport, today announced financial results for the fiscal year and the fourth fiscal quarter ended April 30, 2009.
Net sales for the fourth fiscal quarter ended April 30, 2009 were $99.5 million, $16.4 million, or 19.8%, higher than net sales of $83.1 million for the fourth fiscal quarter last year. Gross profit of $30.9 million, or 31.0% of sales, for the fourth quarter of fiscal 2009 increased compared with gross profit of $25.5 million, or 30.6% of sales, for the fourth quarter last year. Net income for the fourth quarter of fiscal 2009 was $7.4 million, or $0.14 per diluted share, compared with $3.3 million, or $0.08 per diluted share, for the fourth quarter of fiscal 2008. Adjusted EBITDAS, a non-GAAP financial measure, was $15.6 million for the fourth quarter compared with $11.4 million for the fourth quarter of fiscal 2008.
Smith & Wesson President and CEO, Michael F. Golden, said, “Our fourth quarter results reflect a number of records for Smith & Wesson, including record quarterly revenue, record net income, record earnings per share, and record levels in both our cash balances and our firearms backlog. These results demonstrate that we continue to capitalize on the strong consumer demand for our products, particularly our handguns and tactical rifles.”
“Sales of M&P pistols continued to be strong throughout the fourth quarter. We received orders for our M&P pistols from a number of police agencies, including the Detroit, Milwaukee, and Raleigh, North Carolina Police Departments. To date, 537 domestic law enforcement agencies have adopted or approved the M&P for duty use. The M&P pistol also continues to penetrate the international market. In the fourth quarter, we recorded orders for our M&P pistols from the Mumbai Police Department and from several law enforcement agencies in Mexico.”

Golden added, “Robust sales of our M&P15 tactical rifles continued throughout the fourth quarter, benefitting from ongoing, heightened demand at the consumer level. We continue to win new business in the law enforcement market as well, both domestically and internationally. In the fourth quarter we added law enforcement agencies including the North Carolina Highway Patrol, the Detroit Police, and the Mexico Department of Energy to the growing list of law enforcement agencies we serve. To date, 236 domestic law enforcement agencies have approved or adopted the M&P15 rifle for duty use.”
Total firearms sales for the fourth quarter were $93.9 million, an increase of 22.4% over the fourth quarter of last year. Pistol sales increased 32.8% to $29.0 million, driven by continued consumer demand, law enforcement adoption of the M&P polymer pistol line, and strong consumer sales of the Sigma pistol line. M&P tactical rifle sales increased by 195.1% to $17.4 million for the fourth quarter as demand for this product remained strong in both the consumer and law enforcement channels. Total revolver sales were $20.8 million, a decrease of 2.8% versus the comparable quarter one year ago. The decline in revolver sales was a direct function of low finished goods inventory, which resulted from strong sales growth of 45.4% in the prior quarter, and the high degree of labor required to replenish that inventory. Non-firearm sales totaled $5.7 million, a 12.1% decrease from non-firearm sales of $6.4 million for the fourth quarter last year. Hunting firearm sales of $8.1 million represented a decline of $2.2 million, or 21.7%, from the comparable quarter in the last fiscal year. Hunting products continued to be negatively impacted by a number of factors, including their position in the consumer discretionary marketplace and a distribution channel that is buying cautiously.
William F. Spengler, Executive Vice President and Chief Financial Officer, said, “Net sales of $335.0 million for fiscal 2009 increased 13.2% over net product sales of $295.9 million for fiscal 2008. Net loss for fiscal 2009 of $64.2 million, or a loss of $1.37 per diluted share, compared with net income of $9.1 million, or $0.22 per diluted share, for the prior year. The net loss was driven by the impairment of goodwill and intangible assets, relating to our January 2007 purchase of Thompson/Center Arms, in the net amount of $76.5 million. Excluding the impairment charge, net income for fiscal 2009 increased by $3.1 million, or 34.5%, over net income for fiscal 2008.
“Gross profit of $97.8 million for fiscal 2009 was higher than gross profit of $92.4 million for fiscal 2008. Gross margin as a percent of revenue was 29.2% for fiscal 2009, slightly lower than gross margin of 31.2% for fiscal 2008. Gross profit for fiscal 2009 increased as a result of the increase in sales, while gross profit as a percentage of revenue declined as a result of continuing weakness in demand for hunting rifles, which caused lower production levels at our Rochester, New Hampshire, facility and led to reductions in labor, underutilized capacity, and reduced overhead absorption. In addition, current year gross margins were also negatively impacted by a $2.3 million charge for the recall of Walther pistols due to a problem with the hammer block system.
“Operating expenses for fiscal 2009 were $170.5 million compared with $68.2 million for fiscal 2008. Excluding the impact of an impairment charge related to our investment in Thompson/Center Arms, operating expenses for fiscal 2009 increased by $4.0 million, or 5.9%, over the prior fiscal year,” continued Spengler.

“Our firearms backlog continued to increase dramatically during the quarter, and reached its peak at $268 million dollars by the end of April. That level is $218 million dollars higher than the same quarter one year ago. This extraordinary backlog increase is directly related to recent, strong consumer demand. Our backlog always represents product that has been ordered but not yet shipped, so it is possible that portions of this backlog could be cancelled if demand should suddenly drop.
Spengler added, “We continued to strengthen our balance sheet, reducing inventories by the end of 2009 to $41.7 million, a reduction of $5.4 million, or 11.5% from the year ago quarter, and a reduction of $4.4 million, or 9.5%, from the third fiscal quarter. We also ended the current quarter with approximately $39.8 million in cash and we did not access our revolving line of credit during the quarter. The ending cash balance does not include the $35.0 million of net proceeds we generated with a public offering of our common stock in May 2009.”
Golden concluded, “It is against a backdrop of solid, fourth quarter execution in our firearms business that we were pleased to announce last week our intended acquisition of Universal Safety Response, Inc. (USR). USR is a profitable, rapidly growing company in the perimeter security system business. This is an important milestone for our company and represents execution on our strategy to grow within firearms while expanding into new non-firearms businesses. Not only will the acquisition of USR expand our role within the markets for safety, security and protection, it will also diversify our future revenue base by delivering commercial customers that include a number of Fortune 500 corporations and all branches of the U.S. military.”
Conference Call
The Company will host a conference call today, June 22, 2009, to discuss its fiscal 2009 results. The conference call may include forward-looking statements. The conference call will be Web cast and will begin at 5:00pm Eastern Time (2:00pm Pacific). The live audio broadcast and replay of the conference call can be accessed on the Company’s Web site at www.smithandwesson.com, under the Investor Relations section. The Company will maintain an audio replay of this conference call on its website for a period of time after the call. No other audio replay will be available.
Reconciliation of U.S. GAAP to Adjusted EBITDAS
In this press release, a non-GAAP financial measure, known as “Adjusted EBITDAS” is presented.  Adjusted EBITDAS excludes the effects of interest expense, income taxes, depreciation of tangible fixed assets, amortization of intangible assets, stock-based employee compensation expense and certain other non-cash transactions.  From time to time, the Company may also elect to exclude certain significant non-recurring items in order to provide the reader with an improved understanding of underlying performance trends.  See the attached “Reconciliation of GAAP Net Income/(Loss) to Adjusted EBITDAS” for a detailed explanation of the amounts excluded and included from net income to arrive at adjusted EBITDAS for the three-month period and fiscal year ended April 30, 2009 and 2008.  Adjusted or non-GAAP financial measures provide investors and the Company with supplemental measures of operating performance and trends that facilitate comparisons between periods before, during, and after certain items that would not otherwise be apparent on a GAAP basis. Adjusted financial measures are not, and should not be, viewed as a substitute for GAAP results. Our definition of these adjusted financial measures may differ from similarly named measures used by others.
About Smith & Wesson
Smith & Wesson Holding Corporation, a global leader in safety, security, protection and sport, is parent company to Smith & Wesson Corp., one of the world’s largest manufacturers of quality firearms and firearm safety/security products and parent company to Thompson/Center Arms, Inc., a premier designer and manufacturer of premium hunting rifles, black powder rifles, interchangeable firearms systems and accessories under the Thompson/Center brand.  Smith & Wesson licenses shooter eye and ear protection, knives, apparel, and other accessory lines.  Smith & Wesson is based in Springfield, Massachusetts with manufacturing facilities in Springfield, Houlton, Maine, and Rochester, New Hampshire.  The Smith & Wesson Academy is America’s longest running firearms training facility for law enforcement, military and security professionals.  For more information on Smith & Wesson, call (800) 331-0852 or log on to www.smith-wesson.com. For more information on Thompson/Center Arms, log on to www.tcarms.com.
About Universal Safety Response
Based in Franklin, Tennessee, USR is a full-service perimeter security integrator, barrier manufacturer and installer. Founded in 1994, USR is the original creator of GRAB®, which has become the fastest growing barrier technology in the world. USR serves a variety of clients in the defense, transportation and petrol-chemical industries, as well as corporate facilities, airports, Fortune 500 companies, and national laboratories. For more information on Universal Safety Response, log on to www.usrgrab.com.
Safe Harbor Statement
Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and the Company intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include statements regarding the Company’s anticipated growth; the anticipated levels of the Company’s and its competitor’s products within the industry’s sales channel; the ability of the Company to capitalize on strong consumer demand for its products, particularly pistols, revolvers, and tactical rifles; the ability of the Company to increase demand for its products in various markets, including consumer and law enforcement channels, domestically and internationally; the position of the Company hunting products in the consumer discretionary marketplace and distribution channel; the Company’s penetration rates in new and existing markets; the Company’s strategies; the ability of the Company to introduce any new products; the success of any new product; and the success of the Company’s diversification strategy, including the expansion of the Company’s markets and the diversification of the Company’s future revenue base resulting from the acquisition of USR. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the demand for the Company’s products, the state of the U.S. economy, the Company’s growth opportunities, the ability of the Company’s management to continue to integrate Thompson/Center Arms in a successful manner, and other risks detailed from time to time in the Company’s reports filed with the SEC, including its Form 10-K Report for the fiscal year ended April 30, 2008.

SMITH & WESSON HOLDING CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of:

	April 30, 2009	April 30, 2008
	(In thousands, except par value and share data)
ASSETS
Current assets:
Cash and cash equivalents	$39,822	$4,359
Accounts receivable, net of allowance for doubtful accounts of $2,386 on April 30, 2009 and $197 on April 30, 2008	48,232	54,163
Inventories	41,729	47,160
Other current assets	3,093	4,725
Deferred income taxes	12,505	9,947
Income tax receivable	—	1,818

Total current assets	145,381	122,172

Property, plant and equipment, net	51,135	50,643
Intangibles, net	5,940	65,501
Goodwill	—	41,173
Deferred income taxes	1,143	—
Other assets	6,632	10,262

	$210,231	$289,751

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$21,009	$21,996
Accrued expenses	17,606	17,246
Accrued payroll	7,462	5,046
Accrued income taxes	2,790	—
Accrued taxes other than income	2,208	1,747
Accrued profit sharing	6,208	4,035
Accrued product liability	3,418	2,767
Accrued warranty	4,287	1,692
Current portion of notes payable	2,378	8,920

Total current liabilities	67,366	63,449

Deferred income taxes	—	20,216

Notes payable, net of current portion	83,606	118,774

Other non-current liabilities	8,633	9,461

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value, 20,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.001 par value, 100,000,000 shares authorized, 48,967,938 shares issued and 47,767,938 shares outstanding on April 30, 2009 and 41,832,039 shares issued and 40,632,039 shares outstanding on April 30, 2008	49	42
Additional paid-in capital	91,103	54,128
Retained earnings/(accumulated deficit)	(34,203)	30,004
Accumulated other comprehensive income	73	73
Treasury stock, at cost (1,200,000 common shares)	(6,396)	(6,396)

Total stockholders’ equity	50,626	77,851

	$210,231	$289,751

SMITH & WESSON HOLDING CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME/(LOSS) AND COMPREHENSIVE INCOME/(LOSS)

	For the Year Ended April 30,
	2009	2008	2007
	(In thousands, except per share data)
Net product and services sales	$334,955	$295,910	$236,552
Cost of products and services sold	237,167	203,535	160,214

Gross profit	97,788	92,375	76,338

Operating expenses:
Research and development	2,906	1,946	1,248
Selling and marketing	28,378	27,857	22,362
General and administrative	40,983	38,432	28,300
Impairment of long-lived assets	98,243	—	—

Total operating expenses	170,510	68,235	51,910

Income/(loss) from operations	(72,722)	24,140	24,428

Other income/(expense):
Other income/(expense), net	(806)	(723)	(497)
Interest income	295	122	217
Interest expense	(5,892)	(8,743)	(3,569)

Total other expense, net	(6,403)	(9,344)	(3,849)

Income/(loss) before income taxes	(79,125)	14,796	20,579
Income tax expense/(benefit)	(14,918)	5,675	7,618

Net income/(loss)/comprehensive income/(loss)	$(64,207)	$9,121	$12,961

Weighted average number of common and common equivalent shares outstanding, basic	46,802	40,279	39,655

Net income/(loss) per share, basic	$(1.37)	$0.23	$0.33

Weighted average number of common and common equivalent shares outstanding, diluted	46,802	41,939	41,401

Net income/(loss) per share, diluted	$(1.37)	$0.22	$0.31

SMITH & WESSON HOLDING CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME TO ADJUSTED EBITDAS (Unaudited)

	For the Quarter Ended April 30, 2009:				For the Quarter Ended April 30, 2008:
	GAAP	Adjustments		Adjusted	GAAP	Adjustments		Adjusted
Net product and services sales	$99,536			$99,536	$83,107			$83,107
Cost of products and services sold	68,681	$(2,113	)(7)	66,568	57,640	$(1,669	)(1)	55,971

Gross profit	30,855	2,113		32,968	25,467	1,669		27,136

Operating expenses:
Research and development	813	(20)	(1)	793	536	(26	)(1)	510
Selling and marketing	6,055	(44)	(1)	6,011	7,099	(46	)(1)	7,053
General and administrative	12,010	(1,259)	(2)	10,751	10,346	(2,428	)(2)	7,918

Total operating expenses	18,878	(1,323)		17,555	17,981	(2,500)		15,481

Income from operations	11,977	3,436		15,413	7,486	4,169		11,655

Other income/(expense):
Other income/(expense), net	452	(356)	(4)	96	(170)	(130	)(4)	(300)
Interest income	82			82	77			77
Interest expense	(1,207)	1,207	(5)	0	(2,071)	2,071	(5)	0

Total other expense, net	(673)	851		178	(2,164)	1,941		(223)

Income before income taxes	11,304	4,287		15,591	5,322	6,110		11,432
Income tax expense	3,889	(3,889)	(6)	0	2,027	(2,027	)(6)	0

Net income/comprehensive income	$7,415	$8,176		$15,591	$3,295	$8,137		$11,432

SMITH & WESSON HOLDING CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME/(LOSS) TO ADJUSTED EBITDAS (Unaudited)

	For the Year Ended April 30, 2009:				For the Year Ended April 30, 2008:
	GAAP	Adjustments		Adjusted	GAAP	Adjustments		Adjusted
Net product and services sales	$334,955			$334,955	$295,910			$295,910
Cost of products and services sold	237,167	$(9,758	)(7)	227,409	203,535	$(6,384	)(1)	197,151

Gross profit	97,788	9,758		107,546	92,375	6,384		98,759

Operating expenses:
Research and development	2,906	(83)	(1)	2,823	1,946	(48	)(1)	1,898
Selling and marketing	28,378	(167)	(1)	28,211	27,857	(149	)(1)	27,708
General and administrative	40,983	(6,433)	(2)	34,550	38,432	(9,814	)(2)	28,618
Impairment of long-lived assets	98,243	(98,243)	(3)	0	—			0

Total operating expenses	170,510	(104,926)		65,584	68,235	(10,011)		58,224

Income/(loss) from operations	(72,722)	114,684		41,962	24,140	16,395		40,535

Other income/(expense):
Other income/(expense), net	(806)	97	(4)	(709)	(723)	28	(4)	(695)
Interest income	295			295	122			122
Interest expense	(5,892)	5,892	(5)	0	(8,743)	8,743	(5)	0

Total other expense, net	(6,403)	5,989		(414)	(9,344)	8,771		(573)

Income/(loss) before income taxes	(79,125)	120,673		41,548	14,796	25,166		39,962
Income tax expense/(benefit)	(14,918)	14,918	(6)	0	5,675	(5,675	)(6)	0

Net income/(loss)/comprehensive income/(loss)	$(64,207)	$105,755		$41,548	$9,121	$30,841		$39,962

(1)	To eliminate depreciation expense.

(2)	To eliminate depreciation, amortization, stock-based compensation expense and impact of Walther PPK recall on profit sharing.

(3)	To eliminate write down of long-lived assets.

(4)	To eliminate unrealized mark-to-market adjustments on foreign exchange contracts.

(5)	To eliminate interest expense.

(6)	To eliminate income tax expense.

(7)	To eliminate depreciation expense and impact of Walther PPK recall.